EXHIBIT 4.3

ATI TECHNOLOGIES INC.

RESTRICTED SHARE UNIT PLAN FOR
GLOBAL DIRECTORS AND EMPLOYEES

AMENDED AND RESTATED
EFFECTIVE JANUARY 31, 2005

1.	INTRODUCTION

1.1	Purpose

The Plan has been established to retain and motivate eligible Directors and Employees and to promote a greater alignment of interests between Directors, Employees and the shareholders of the Corporation and its Affiliates.

1.2	Definitions

For purposes of the Plan:

(a)	“Account” means an account maintained for each Participant on the books of the Corporation which will be credited with Restricted Share Units in accordance with the terms of the Plan;

(b)	“Acknowledgement Form” has the meaning set forth in Paragraph 3.2;

(c)	“Act” means the Canada Business Corporations Act or its successor, as amended from time to time;

(d)	“Affiliate” means an “affiliated entity” under Multilateral Instrument 45-105 Trades to Employees, Senior Officers, Directors and Consultants adopted by the securities regulatory authorities in each of the provinces and territories of Canada other than Quebec;

(e)	“Applicable Withholding Taxes” has the meaning set forth in Paragraph 2.7;

(f)	“Associate” shall have the meaning ascribed thereto in the Ontario Securities Act;

(g)	“ATI Share” means a common share of the Corporation;

(h)	“Award Date” means the date or dates on which Restricted Share Units are awarded to a Participant in accordance with Paragraph 4.1;

(i)	“Board” means the board of directors of the Corporation as constituted from time to time;

(j)	“Canadian Restricted Share Unit Plan” means the ATI Technologies Inc. Restricted Share Unit Plan for Canadian Directors and Employees or its successor, as amended from time to time;

(k)	“Committee” means the committee of the Board responsible for recommending to the Board the compensation of the Participants, which at the effective date of the Plan is the Human Resources and Compensation Committee;

(l)	“Corporation” means ATI Technologies Inc.;

(m)	“Director” means a person who is a director of the Corporation or an Affiliate, as applicable;

(n)	“Distribution Value” means the value of an ATI Share on NASDAQ at the relevant vesting date;

(o)	“Effective Date” has the meaning set forth in Paragraph 1.4;

(p)	“Employee” means an employee of the Corporation or an Affiliate, as applicable, other than seasonal and contract employees and independent contractors;

(q)	“Forfeiture Date” means the date, as determined by Management, on which a Participant:

(i)	who has retired or has become eligible for long-term or short-term disability benefits or who is on pregnancy, parental, emergency or other approved leave, begins to work for a competitor of the Corporation or otherwise competes with the Corporation as contemplated in Paragraph 5.4 or 5.6, as applicable;

(ii)	resigns from employment with the Corporation as contemplated in Paragraph 5.5 and “Forfeiture Date” in such circumstances specifically does not mean the date on which any period of reasonable notice that the Corporation may be required at law to provide to the Participant, would expire; or

(iii)	is terminated for any reason as contemplated in Paragraph 5.7 and, except as specifically provided in Paragraph 5.7, “Forfeiture Date” specifically does not mean the date on which any statutory or common law severance period or any period of reasonable notice that the Corporation may be required at law to provide to the Participant, would expire;

(r)	“Going Private Transaction” shall have the meaning ascribed thereto in the Act;

(s)	“Insider” shall have the meaning ascribed thereto in the Ontario Securities Act;

(t)	“Issuer Bid” shall have the meaning ascribed thereto in the Ontario Securities Act;

(u)	“Management” means the senior management of the Corporation or an Affiliate;

(v)	“NASDAQ” means the NASDAQ Stock Market;

(w)	“Ontario Securities Act” means the Securities Act (Ontario) or its successor, as amended from time to time;

(x)	“Options” means options to purchase ATI Shares granted under the Corporation’s share option plans;

(y)	“Outstanding Issue” means on any date, the number of ATI Shares of the Corporation issued and outstanding, excluding any ATI Shares issued pursuant to share compensation arrangements during the one-year period immediately preceding such date;

(z)	“Participant” means a Director or an Employee determined to participate in the Plan in accordance with Paragraph 3.1 and, where applicable, a former Director or a former Employee deemed to continue to participate in the Plan in accordance with Paragraph 5.4, 5.6 or 5.7;

(aa)	“Plan” means the ATI Technologies Inc. Restricted Share Unit Plan for Global Directors and Employees;

(bb)	“Plan Administrator” means the third party service provider, if any, retained from time to time by the Corporation to perform certain of the administrative functions of the Plans as delegated by the Committee in accordance with section 2.3;

(cc)	“Restricted Share Unit” means a unit equivalent in value to an ATI Share, credited to a Participant’s Account by means of a bookkeeping entry on the books of the Corporation in accordance with Paragraph 4.1;

(dd)	“Take-over Bid” shall have the meaning ascribed thereto in the Ontario Securities Act; and

(ee)	“U.S. Restricted Share Plan” means the ATI Technologies Inc. Restricted Share Plan for U.S. Directors and Employees or its successor, as amended from time to time.

1.3	Interpretation

Words in the singular include the plural and words in the plural include the singular. Words importing male persons include female persons, corporations or other entities, as applicable. The headings in the Plan are for convenience and reference only and shall not be deemed to alter or affect any provision hereof.

1.4	Effective Date of the Plan

The effective date of the Plan shall be August 12, 2003 (the “Effective Date”). The Board shall review and confirm the terms of the Plan from time to time.

2.	PLAN ADMINISTRATION

2.1	Administration of the Plan

Except for matters that are under the jurisdiction of the Board as specified by the Plan or as required by law, the Plan shall be administered by the Committee.

2.2	Authority of the Committee

Subject to Paragraph 2.1, the Committee shall, by majority action, have the full power to administer the Plan, including, but not limited to the authority to:

(a)	interpret and construe any provision of the Plan and decide all questions of fact arising in its interpretation;

(b)	adopt, amend, suspend and rescind such rules and regulations for administration of the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan, or in order to conform to any law or regulation or to any change in any laws or regulations applicable thereto;

(c)	make recommendations to the Board for the Board’s consideration concerning the determination of Participants in the Plan and the number of Restricted Share Units to be credited to each Participant’s Account;

(d)	determine, upon the vesting of any Restricted Share Units, whether the Participant shall recover a lump sum payment, ATI Shares issued from treasury or a combination of both cash and ATI Shares;

(e)	take any and all actions permitted by the Plan; and

(f)	make any other determinations and take such other action in connection with the administration of the Plan that it deems necessary or advisable.

2.3	Delegation of Authority

The Committee may delegate to Management and/or a Plan Administrator the whole or any part of the administration of the Plan and shall determine the scope of such delegation in its sole discretion.

2.4	Discretionary Relief

Notwithstanding any other provision of the Plan, the Committee may, at its sole discretion, (i) waive any condition of the Plan or (ii) satisfy any award that would otherwise be payable in Restricted Share Units by an equivalent cash payment (equivalence being determined on a before-tax basis), if specific individual circumstances warrant such waiver or payment.

2.5	Amendment, Suspension, or Termination of Plan

(a)	The Board may from time to time amend or suspend the Plan in whole or in part and may at any time terminate the Plan without prior notice. However, except as expressly set forth herein, no such amendment, suspension, or termination may adversely affect the Restricted Share Units held in Participants’ Accounts at the time of such amendment, suspension, or termination without the consent of the affected Participant(s).

(b)	The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent deemed necessary or desirable, may establish, amend, and rescind any rules and regulations relating to the Plan, and may make such determinations as it deems necessary or desirable for the administration of the Plan.

(c)	If the Board terminates or suspends the Plan no new Restricted Share Units will be credited to the Account of a Participant.

(d)	On termination of the Plan, any Restricted Share Units shall immediately vest and be paid out to the Participant in accordance with the terms of the Plan existing at the time of termination. The Plan will finally cease to operate for all purposes when all Restricted Share Units have been paid out of, or cancelled in, all Participants’ Accounts.

2.6	Final Determination

Any determination or decision by, or opinion of, the Board, the Committee or Management made or held pursuant to the terms of the Plan shall be made or held reasonably and shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Participants, and their beneficiaries and legal representatives.

Subject to Paragraph 2.4, all rights, entitlements and obligations of Participants under the Plan are set forth in the terms of the Plan and cannot be modified by any other documents, statements or communications, except by Plan amendments referred to in Paragraph 2.5.

2.7	Taxes and Other Source Deductions

Neither the Corporation nor any Affiliate shall have any liability for any tax imposed on any Participant as a result of amounts paid or payable to such Participant under this Plan or of any ATI Shares received by such Participant under this Plan. The Corporation shall be authorized to deduct from any amount paid or credited hereunder such taxes and other amounts as it may be required by law to withhold, in such manner as it determines (the “Applicable Withholding Taxes”).

2.8	Information

Each Participant shall provide the Corporation with all information (including personal information) it requires in order to administer the Plan.

The Corporation may from time to time transfer or provide access to such information to a third party service provider for purposes of the administration of the Plan.

2.9	Indemnification

Each member of the Board or Committee is indemnified and held harmless by the Company against any cost or expense (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member may have as director or otherwise under the by-laws of the Corporation, any agreement, any vote of shareholders, or disinterested directors, or otherwise.

3.	ELIGIBILITY AND PARTICIPATION

3.1	Participation

The Board, in its sole discretion, shall determine, or shall delegate to the Committee the determination of, which Directors and Employees will participate in the Plan.

3.2	Acknowledgement Form

A Participant shall confirm acknowledgement of an award of Restricted Share Units to such Participant under the Plan in the form attached hereto as Schedule “A” (or such similar form as determined by the Committee) (the “Acknowledgement Agreement”) within the time period and in such manner as specified by the Corporation or the Plan Administrator. If acknowledgement of an award of Restricted Share Units is not confirmed by a Participant within the time specified, the Corporation reserves the right to revoke the crediting of Restricted Share Units to the Participant’s Account.

3.3	Participant’s Agreement to be Bound

Participation in the Plan by any Participant shall be construed as acceptance by the Participant of the terms and conditions of the Plan and all rules and procedures adopted hereunder and as amended from time to time.

4.	GRANT OF PHANTOM RESTRICTED SHARE UNITS

4.1	Grant of Restricted Share Units

Subject to Section 3.2, an award in the form of Restricted Share Units will be credited to each Participant’s Account, effective as of the Award Date. The number of Restricted Share Units to be credited to each Participant’s Account shall be determined by the Board, or the Committee, if delegated by the Board to do so, each in its sole discretion.

4.2	Account Statements

Information pertaining to the Restricted Share Units in Participants’ Accounts will be made available to the Participants at least annually in such manner as Management or the Plan Administrator may determine and shall include such matters as the Committee may determine from time to time or as otherwise may be required by law.

5.	VESTING AND PAYMENT

5.1	Vesting

Subject to Paragraph 5.2, the Restricted Share Units credited to a Participant’s Account shall vest in accordance with the terms specified in the Participant’s Acknowledgement Form. The vesting provisions in any Acknowledgement Form will be determined by the Board or the Committee, if delegated by the Board to do so, each in its sole discretion, provided that each award of Restricted Share Units to an Employee shall vest over a period of no less than three years from the Award Date.

For greater certainty, the vesting of Restricted Share Units may be determined from time to time by the Board, or the Committee if delegated by the Board to do so, to include criteria such as, but not limited to:

(a)	time vesting, in which an ATI Share is not delivered to a Participant until the Participant has held the corresponding Restricted Share Unit for a specified period of time; and

(b)	performance vesting, in which the number of Restricted Share Units that vest at any time fluctuates based upon the Corporation’s performance and/or the market price of ATI Shares, in such manner as determined by the Board or, if so delegated, the Committee, each in their sole discretion.

5.2	Accelerated Vesting

The Board in its sole discretion may, by resolution, permit all unvested Restricted Share Units to vest immediately and be paid out of the Participants’ Accounts in accordance with Paragraph 5.3.

Without limiting the generality of the foregoing, if a Take-over Bid is made pursuant to a take-over bid circular or an Issuer Bid is made pursuant to an issuer bid circular or if the Corporation proposes a Going Private Transaction, the Board in its sole discretion may, by resolution, permit all unvested Restricted Share Units to vest immediately and be paid out of the Participants’ Accounts in accordance with Paragraph 5.3.

5.3	Payments

(a)	Payments on Vesting.

The Committee shall, (i) in its sole discretion, determine no later than each relevant vesting date whether a Participant shall receive; and (ii) pay out or issue as soon as practicable after each relevant vesting date, either:

(i)	a lump sum payment in cash, less any Applicable Withholding Taxes, equal to the number of Restricted Share Units recorded in the Participant’s Account that become payable on the relevant vesting date multiplied by the Distribution Value; or

(ii)	one ATI Share issued by the Corporation from treasury as a fully paid and non-assessable ATI Share for each Restricted Share Unit recorded in the Participant’s Account that is payable on the relevant vesting date.

Upon payment or issuance of the foregoing, the Restricted Share Unit upon which such payment or issuance was based shall be cancelled and no further payments shall be made from the Plan in relation to such Restricted Share Unit.

(b)	Payments on Forfeiture.

As determined by the Committee, in its sole discretion, where a Participant ceases to be a Participant pursuant to Paragraphs 5.4, 5.5, 5.6 or 5.7, the former Participant shall receive, as soon as practicable, and no later than 45 days, after the Forfeiture Date:

(i)	a lump sum payment in cash, less any Applicable Withholding Taxes, equal to the number of any remaining vested Restricted Share Units recorded in the former Participant’s Account multiplied by the Distribution Value;

(ii)	one ATI Share issued by the Corporation from treasury as a fully paid and non-assessable ATI Share for each remaining vested Restricted Share Unit recorded in the former Participant’s Account.

Upon payment or issuance of the foregoing, the Restricted Share Units upon which such payment or issuance was based and all forfeited Restricted Share Units shall be cancelled and the former Participant shall not be entitled to any further payment from the Plan.

(c)	Delivery of ATI Shares

The Corporation shall register and deliver certificates for any ATI Shares issued to a Participant upon the vesting of Restricted Share Units by first class insured mail, unless the Corporation shall have received alternative instructions from the Participant (through Management or the Plan Administrator) for the registration and/or delivery of the certificates.

(d)	Limits On Issuances

The maximum number of ATI Shares available for issuance under (i) the Plan, and (ii) the terms of the Canadian Restricted Share Unit Plan and the U.S. Restricted Share Plan shall be limited to the number of ATI Shares as set out from time to time in Schedule “B”. In addition, any ATI Shares issued under the Plan shall be issued only from the pool of ATI Shares set out in the Corporation’s share option plan as being reserved for issuance under the Corporation’s share option plan and any other share compensation plans or arrangements established by the Corporation (excluding, for greater certainty, ATI Shares issuable or reserved for issuance in connection with the ArtX Inc. 1997 Equity Investment Plans).

In the event there is any change in the ATI Shares through the declination of stock dividends or subdivisions, consolidations or exchanges of ATI Shares, or otherwise, the number of ATI Shares available for issuance upon the vesting of Restricted Share Units granted under the Plan shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Plan.

In addition, the number of ATI Shares reserved for issuance and which may be issued pursuant to the Plan and other share compensation arrangements established by the Corporation shall be limited as follows:

(i)	the number of ATI Shares reserved for issuance to any one individual shall not exceed 5% of the Outstanding Issue;

(ii)	the number of ATI Shares reserved for issuance pursuant to Restricted Share Units and Options granted to Insiders shall not exceed 10% of the Outstanding Issue;

(iii)	the number of ATI Shares that may be issued to Insiders within any one-year period shall not exceed 10% of the Outstanding Issue; and

(iv)	the number of ATI Shares that may be issued to any one Insider and such Insider’s Associates within any one-year period shall not exceed 5% of the Outstanding Issue.

5.4	Retirement

If a Participant retires from employment with the Corporation (or an Affiliate), as determined by the Committee in its sole discretion, before all of the Restricted Share Units credited to the Participant’s Account have vested or are forfeited pursuant to any other provision of the Plan, such Participant shall be deemed to continue to be a Participant for purposes of the Plan, but only if, and for so long as, such Participant does not work for a competitor of the Corporation, or otherwise compete with the Corporation (or an Affiliate), as determined by the Committee in its sole discretion. For greater certainty, so long as a Participant continues to be deemed a Participant for purposes of this paragraph, Paragraphs 5.1, 5.2, 5.3 and 5.8 apply to such Participant. If, in the opinion of the Committee, such Participant begins to work for a competitor of the Corporation (or an Affiliate), or otherwise competes with the Corporation, the Participant shall cease to be a Participant as of the Forfeiture Date, and the former Participant shall forfeit all unvested Restricted Share Units in the Participant’s Account effective as at the Forfeiture Date.

5.5	Resignation

If a Participant resigns from employment with the Corporation (or an Affiliate), as determined by the Committee in its sole discretion, before all of the Restricted Share Units credited to the Participant’s Account have vested or are forfeited pursuant to any other provision of the Plan, such Participant shall cease to be a Participant as of the Forfeiture Date, and the former Participant shall forfeit all unvested Restricted Share Units in his Account effective as at the Forfeiture Date.

5.6	Disability and Leaves of Absence

If a Participant becomes eligible for long-term disability benefits under the terms of a long-term disability plan of the Corporation (or an Affiliate) or is eligible for short term disability or is on pregnancy, parental, emergency or other approved leave, as determined by the Committee in its sole discretion, before all of the Restricted Share Units credited to the Participant’s Account have vested or are forfeited pursuant to any other provision of the Plan, such Participant shall be deemed to continue to be a Participant for purposes of the Plan, but only if, and for so long as, such Participant does not work for a competitor of the Corporation (or an Affiliate), or otherwise compete with the Corporation (or an Affiliate), as determined by the Committee in its sole discretion. For greater certainty, so long as a Participant continues to be deemed a Participant for purposes of this paragraph, Paragraphs 5.1, 5.2, 5.3 and 5.8 apply to such Participant. If, in the opinion of the Committee, such Participant begins to work for a competitor of the Corporation (or an Affiliate), or otherwise competes with the Corporation, the Participant shall cease to be a Participant as of the Forfeiture Date, and the former Participant shall forfeit all unvested Restricted Share Units in the Participant’s Account effective as at the Forfeiture Date.

5.7	Termination of Employment

If a Participant is terminated from the Corporation (or an Affiliate) for any reason (including involuntary termination without cause), as determined by the Committee in its sole discretion, before all of the Restricted Share Units credited to the Participant’s Account have vested or are forfeited pursuant to any other provision of the Plan, such Participant shall cease to be a Participant as of the Forfeiture Date, and the former Participant shall forfeit all unvested Restricted Share Units in his Account effective as at the Forfeiture Date. Notwithstanding the previous sentence, in the event of an involuntary termination without cause, the Committee may, in its sole discretion, permit a Participant to continue to participate in the Plan during any statutory or common law severance period and any period of reasonable notice that the Corporation (or an Affiliate) may be required at law to provide to the Participant. In such circumstances, the Participant shall cease to be a Participant following the expiry of such period.

5.8	Death

If a Participant dies before all of the Restricted Share Units credited to the Participant’s Account have vested or are forfeited pursuant to any other provision of the Plan, all unvested Restricted Share Units will vest effective on the date of death. Upon receipt of satisfactory evidence of the Participant’s death from the authorized legal representative of the deceased Participant, the Corporation shall, as determined by the Committee in its sole discretion, either:

(i)	make a lump sum payment in cash, less any Applicable Withholding Taxes, to the legal representative of the deceased former Participant’s estate equal to the number of Restricted Share Units recorded in the Former Participant’s Account multiplied by the Distribution Value; or

(ii)	issue to the legal representation of the deceased former Participant’s estate one ATI Share from treasury as a fully paid and non-assessable ATI Share for each remaining Restricted Share Unit recorded in the former Participant’s Account.

Upon payment or issuance of the foregoing, the Restricted Share Units upon which such payment or issuance was based shall be cancelled and no further payments shall be made from the Plan to the deceased former Participant’s estate.

6.	GENERAL

6.1	No Shareholder Rights

Under no circumstances shall Restricted Share Units be considered ATI Shares or other securities of the Corporation or any Affiliate, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of ATI Shares or other securities of the Corporation or any Affiliate, nor shall any Participant be considered the owner of ATI Shares by virtue of the award of Restricted Share Units.

6.2	Reorganization of the Corporation

The existence of any Restricted Share Units shall not affect in any way the right or power of the Corporation, an Affiliate, or their respective shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure of the Corporation or an Affiliate or their business, or any amalgamation, combination, merger or consolidation involving the Corporation (or an Affiliate) or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation (or an Affiliate) or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

6.3	General Restrictions and Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

The Plan shall be binding on all successors and assigns of the Corporation and its Affiliates.

6.4	Market Fluctuations

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of ATI Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

The Corporation makes no representations or warranties to Participants with respect to the Plan or the Restricted Share Units whatsoever. Participants are expressly advised that the value of any Restricted Share Units in the Plan will fluctuate as the trading price of ATI Shares fluctuates. If the Board or Committee has attached performance vesting criteria to any Restricted Share Units under Section 5.1, the amount of cash to be paid to a Participant or the number of ATI Shares to be delivered to a Participant upon the vesting of such Restricted Share Units may fluctuate based upon the terms of such vesting criteria.

In seeking the benefits of participation in the Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of ATI Shares and all other risks associated with the holding of Restricted Share Units.

6.5	No Rights to Employment

(a)	Nothing in this Plan or in the opportunity to participate in this Plan shall confer upon any Participant any right to continued employment with the Corporation or an Affiliate, as applicable, nor shall interfere in any way with the right of the Corporation or an Affiliate, as applicable, to terminate the Participant’s employment at any time.

(b)	Nothing in this Plan or the Participant’s opportunity to participate in this Plan shall be construed to provide the Participant with any rights whatsoever to participate or to continue participation in this Plan, or to compensation or damages in lieu of participation or the right to participate in this Plan upon the termination of the Participant’s employment for any reason whatsoever.

(c)	A Participant shall not be entitled to any right to participate or to continue to participate in this Plan or to compensation or damages in lieu of participation or the right to participate in the Plan in consequence of the termination of his employment with the Corporation or an Affiliate, as applicable, for any reason (including, without limitation, any breach of contract by the Corporation or an Affiliate, as applicable, or in consequence of any other circumstances whatsoever.

6.6	No Trading on Undisclosed Information

No Participant shall in any manner participate in the trading of ATI Shares based upon insider or undisclosed material corporate information. Any trading based on undisclosed material information by a Participant may be subject to prosecution and may result in discipline by the Corporation up to and including termination of a Participant’s employment with the Corporation. Participants should consult the stock trading policy of the Corporation available from the Corporation.

6.7	Unfunded and Unsecured Plan

Unless otherwise determined by the Board, the Plan shall be unfunded and neither the Corporation nor any of its Affiliates will secure the Corporation’s obligations under the Plan. To the extent any Participant or his estate holds rights by virtue of an award of Restricted Share Units under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

6.8	Governing Law

The Plan and the issuance and granting of Restricted Share Units hereunder shall be governed by, and construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.9	Currency

Unless otherwise determined by the Board in its sole discretion, all amounts paid or values to be determined under the Plan shall be in U.S. dollars.

6.10	Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan.

SCHEDULE “A”

ATI TECHNOLOGIES INC.

ACKNOWLEDGEMENT AND AGREEMENT

RESTRICTED SHARE UNIT PLAN
FOR GLOBAL EMPLOYEES

ATI Technologies Inc. (“ATI”) is pleased to inform you that the Board of Directors has approved an award of restricted share units (“RSUs”) in your name, subject to the terms and conditions of the Restricted Share Unit Plan for Global Employees (the “Plan”). Upon vesting, these RSUs will be paid out in cash in accordance with the terms of the Plan. A copy of the Plan can be found on ATI’s intranet site at the following address:

http:// •

PLEASE READ THE PLAN CAREFULLY AS IT SETS OUT
TERMS AND CONDITIONS THAT APPLY TO YOUR RSUs.

Vesting

[INSERT VESTING CRITERIA]

By clicking the “I Accept” icon below, I accept the award of RSUs made in my name and hereby acknowledge and agree that:

(a)	I have reviewed a copy of the Plan and agree to be bound by it and the terms and conditions of this acknowledgement and agreement;

(b)	I will be liable for all reporting and payment of income tax payable by me in respect of the cash received by me upon the vesting of RSUs;

(c)	it is my responsibility to confirm the amount of tax payable and the applicable reporting and payment requirements under the relevant taxation legislation with my own tax advisor;

(d)	the value of an RSU is based on the trading price of ATI’s common shares and is not guaranteed; the eventual cash value of an RSU upon vesting may be higher or lower than the value of the RSU on the award date;

(e)	if I (i) retire from employment with ATI, become eligible for long-term disability benefits under the terms of a long-term disability plan sponsored by ATI, become eligible for short-term disability, go on maternity, parental, emergency or other approved leave, and (ii) at any time thereafter, I begin to work for a competitor of ATI or otherwise compete with ATI, I will forfeit any RSUs that have not yet vested, as set out in more detail in the Plan;

(f)	if I resign or my employment with ATI is terminated for any reason, I will forfeit any RSUs that have not yet vested, as set out in more detail in the Plan;

(g)	where the number of RSUs that vest on any date is not a whole number, the number of RSUs that vest on each such date shall be rounded by the Plan Administrator in accordance with its policies and systems;

(h)	I am required to provide ATI with all of the information (including personal information) that it requires in order to administer the Plan and I hereby consent to the collection of all such information by ATI; I understand that the ATI may from time to time transfer or provide access to such information to third party service providers for purposes of the administration of the Plan and that such service providers will be provided with such information for the sole purpose of providing such services to ATI; the withdrawal of my consent at any time may result in a delay in the administration of the Plan or the inability of the Corporation to make a cash payment to me upon the vesting of my RSUs;

(i)	any notice required to be provided by me to ATI under the Plan must be made in writing and will only be effective upon its receipt by the ATI contact person indicated below;

(j)	any notice required to be provided by ATI to me concerning the RSUs will be in writing (either in electronic format or hardcopy) and will be effective if mailed or delivered electronically to me; such notice may also be delivered by Solium Capital; and

(k)	if ATI waives a provision of this acknowledgement and agreement or the Plan, such waiver shall not operate as or be construed to be a continuing waiver of the same provision or a waiver of any other provision hereof.

Please acknowledge your acceptance of the terms and conditions of this award of RSUs and the terms and conditions of the Plan by clicking the “I Accept” icon at the bottom of this page. If you need any further information regarding this award of RSUs, please do not hesitate to contact Barbara Wilcox, Employee Programs Manager, at (905) 882-2600 extension 3689.

SCHEDULE “B”

The Corporation committed, effective December 14, 2004, to limit the maximum number of ATI Shares issuable from treasury under all of the Corporation’s restricted share plans to 3,000,000 ATI Shares.